EXHIBIT 99.1
LGI Homes, Inc. Reports Record Second Quarter and YTD 2020 Results
THE WOODLANDS, Texas, August 4, 2020 (GLOBE NEWSWIRE) - LGI Homes, Inc. (NASDAQ: LGIH) today announced financial results for the second quarter and six months ended June 30, 2020.
Second Quarter 2020 Highlights and Comparisons to Second Quarter 2019
•Net Income increased 20.8% to $55.6 million, or $2.22 Basic EPS and $2.21 Diluted EPS
•Net Income Before Income Taxes increased 13.3% to $68.6 million
•Home Sales Revenues increased 4.3% to $481.6 million
•Home Closings increased 3.1% to 2,005 homes
•Average Home Sales Price increased 1.1% to $240,200
•Gross Margin as a Percentage of Homes Sales Revenues increased 40 basis points to 24.5%
•Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues increased 30 basis points to 26.6%
•Active Selling Communities at June 30, 2020 increased 25.8% to 117
•Total Owned and Controlled Lots decreased to 44,307 lots at June 30, 2020
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Six Months Ended June 30, 2020 Highlights and Comparisons to Six Months Ended June 30, 2019
•Net Income increased 52.9% to $98.5 million, or $3.91 Basic EPS and $3.88 Diluted EPS
•Net Income Before Income Taxes increased 50.2% to $123.5 million
•Home Sales Revenues increased 24.9% to $936.3 million
•Home Closings increased 21.1% to 3,840 homes
•Average Home Sales Price increased 3.2% to $243,836
•Gross Margin as a Percentage of Homes Sales Revenues increased 30 basis points to 24.0%
•Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues increased 30 basis points to 26.1%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“The second quarter of 2020 was full of positive surprises that demonstrated the strength of our business model, the uncompromising dedication of our employees and the depth of Americans’ desire for homeownership” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “In addition to a record-breaking 2,005 quarterly home closings, the quarter was highlighted by a 4.3% increase in home sales revenues, a 40 basis point increase in our industry leading gross margin, and a record $55.6 million in net income. Our continued focus on cash management in combination with our strong operating results contributed to a net debt to capitalization ratio of 37.0% as of June 30, 2020, our lowest ratio since 2014. We are proud of what we accomplished this quarter and optimistic about our ability to drive continued growth and profitability in 2020.”

“Despite the headwinds created by the ongoing COVID-19 pandemic, a combination of low interest rates, an undersupply of existing homes and a renewed appreciation for the value of homeownership drove strong demand in May and June resulting in our highest backlog ever. This momentum continued in July as evidenced by our net orders increasing over 60% year-over-year. Based on our current view of market conditions and our strong second quarter results, we are providing full year 2020 guidance and anticipate closing between 8,000 to 8,800 homes for the year. Additionally, we expect active selling communities at the end of the year will be between 115 and 125 and expect our average home sales price for 2020 will be in the range of $245,000 to $255,000.”
Mr. Lipar concluded, “Our performance in the second quarter is a testament to our dedicated and talented employees and demonstrates our ability to successfully manage through uncertain times and challenging events. We thank each of you for your continued commitment to helping renters become homeowners during this unprecedented time.”
2020 Second Quarter Results
Home closings during the second quarter of 2020 totaled 2,005, an increase of 3.1% from 1,944 home closings during the second quarter of 2019.
At the end of the second quarter, active selling communities increased to 117, up from 93 communities at the end of the second quarter of 2019.
Home sales revenues for the second quarter of 2020 were $481.6 million, an increase of $19.8 million, or 4.3%, over the second quarter of 2019. The increase in home sales revenues is primarily due to the increase in home closings and an increase in the average home sales price during the second quarter of 2020.
The average home sales price for the second quarter of 2020 was $240,200, an increase of $2,633, or 1.1%, over the second quarter of 2019. This increase in the average home sales price was primarily due to changes in product mix, higher price points in certain new markets and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the second quarter of 2020 was 24.5% as compared to 24.1% for the second quarter of 2019. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the second quarter of 2020 was 26.6% as compared to 26.3% for the second quarter of 2019. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues is primarily due to operating leverage and lower capitalized interest costs recognized in the second quarter of 2020 as compared to the second quarter of 2019. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income for the second quarter of 2020 was $55.6 million, or $2.22 per basic share and $2.21 per diluted share, an increase of $9.6 million, or 20.8%, from $46.1 million, or $2.01 per basic share and $1.82 per diluted share, for the second quarter of 2019. The increase in net income is primarily attributed to operating leverage realized from the increase in home sales revenues, higher average home sales price and retroactive tax benefit recognized during the second quarter of 2020 as compared to the second quarter of 2019.
Results for the Six Months Ended June 30, 2020
Home closings for the six months ended June 30, 2020 totaled 3,840, an increase of 21.1%, from 3,172 home closings during the six months ended June 30, 2019.
Home sales revenues for the six months ended June 30, 2020 were $936.3 million, an increase of $186.9 million, or 24.9%, over the six months ended June 30, 2019. The increase in home sales revenues is primarily due to the increase in home closings and an increase in the average home sales price during the six months ended June 30, 2020.
The average home sales price for the six months ended June 30, 2020 was $243,836, an increase of $7,574, or 3.2%, over the six months ended June 30, 2019. This increase in the average home sales price was primarily due to changes in product mix and higher price points in certain new markets, partially offset by additional wholesale home closings.

Gross margin as a percentage of home sales revenues for the six months ended June 30, 2020 was 24.0% as compared to 23.7% for the six months ended June 30, 2019. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the six months ended June 30, 2020 was 26.1% as compared to 25.8% for the six months ended June 30, 2019. The increase in gross margin and adjusted gross margin as a percentage of home sales revenues is primarily due to higher average home sales price fueled by our product mix, a favorable pricing environment and operating leverage obtained, partially offset by an increase in wholesale home closings as a percentage of total home closings in the six months ended June 30, 2020 as compared to the six months ended June 30, 2019. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income for the six months ended June 30, 2020 was $98.5 million, or $3.91 per basic share and $3.88 per diluted share, an increase of $34.1 million, or 52.9%, from $64.4 million, or $2.82 per basic share and $2.55 per diluted share, for the six months ended June 30, 2019. The increase in net income is primarily attributed to an increase in the number of homes closed with an overall higher gross margin percentage, as a result of higher average home sales price and retroactive tax benefit recognized during the six months ended June 30, 2020 as compared to the six months ended June 30, 2019.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following guidance for the full year 2020. The Company believes:
•Home closings will be between 8,000 and 8,800 in 2020
•Active selling communities at the end of 2020 will be between 115 and 125
•Gross margin as a percentage of home sales revenues will be between 24.0% and 25.0%
•Adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be in the range of 26.0% and 27.0% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin
•Average home sales price will be between $245,000 and $255,000
•SG&A as a percentage of home sales revenues will be between 10.5% and 11.0%
•Effective tax rate will be between 21.0% and 22.0%
This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2020 are similar to those experienced so far in the third quarter of 2020 and that average home sales price, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2020 are consistent with the Company’s recent experience. In addition, this outlook assumes that governmental regulations relating to land development, home construction and COVID-19 are similar to those currently in place. Any further COVID-19 governmental restrictions on land development or home construction could negatively impact our ability to achieve this guidance.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, August 4, 2020 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer and Treasurer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the Earnings Call webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, and using conference ID “3156759”. This replay will be available until August 11, 2020.

About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada, West Virginia and Virginia. LGI Homes secured its place as the 10th largest residential builder in United States in 2018 based on units closed and remains there today. The Company has a notable legacy of more than 17 years of homebuilding operations, over which time it has closed more than 40,000 homes. For more information about the Company and its new home developments, please visit the Company’s website at www.LGIHomes.com.
Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2020 home closings, year-end active selling communities, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of homes sales revenues, average home sales price, SG&A as a percentage of home sales revenues, effective tax rate, and the impact of the COVID-19 pandemic and its effect on the Company, its business, customers, subcontractors, and its markets, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company's business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, the “Risk Factors” section in each of the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	June 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$49,102	$38,345
Accounts receivable	58,230	56,390
Real estate inventory	1,458,258	1,499,624
Pre-acquisition costs and deposits	30,761	37,244
Property and equipment, net	1,876	1,632
Other assets	22,443	16,241
Deferred tax assets, net	3,687	4,621
Goodwill and intangible assets, net	12,018	12,018
Total assets	$1,636,375	$1,666,115

LIABILITIES AND EQUITY
Accounts payable	$15,410	$12,495
Accrued expenses and other liabilities	114,202	117,868
Notes payable	587,981	690,559
Total liabilities	717,593	820,922

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 26,695,179 shares issued and 25,089,151 shares outstanding as of June 30, 2020 and 26,398,409 shares issued and 25,359,409 shares outstanding as of December 31, 2019	267	264
Additional paid-in capital	259,061	252,603
Retained earnings	708,845	610,382
Treasury stock, at cost, 1,606,028 shares and 1,039,000 shares, respectively	(49,391)	(18,056)
Total equity	918,782	845,193
Total liabilities and equity	$1,636,375	$1,666,115

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Home sales revenues	$481,602	$461,830	$936,329	$749,424

Cost of sales	363,629	350,519	711,792	571,809
Selling expenses	29,960	33,890	62,723	60,681
General and administrative	20,179	18,980	40,102	37,418
Operating income	67,834	58,441	121,712	79,516
Loss on extinguishment of debt	—	169	—	169
Other income, net	(763)	(2,263)	(1,774)	(2,882)
Net income before income taxes	68,597	60,535	123,486	82,229
Income tax provision	12,973	14,480	25,023	17,840
Net income	$55,624	$46,055	$98,463	$64,389
Earnings per share:
Basic	$2.22	$2.01	$3.91	$2.82
Diluted	$2.21	$1.82	$3.88	$2.55

Weighted average shares outstanding:
Basic	25,074,826	22,926,156	25,198,952	22,835,920
Diluted	25,153,076	25,357,396	25,366,106	25,226,062

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to adjusted gross margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Home sales revenues	$481,602	$461,830	$936,329	$749,424
Cost of sales	363,629	350,519	711,792	571,809
Gross margin	117,973	111,311	224,537	177,615
Capitalized interest charged to cost of sales	8,684	8,989	17,614	14,383
Purchase accounting adjustments (1)	1,252	956	1,875	1,586
Adjusted gross margin	$127,909	$121,256	$244,026	$193,584
Gross margin % (2)	24.5%	24.1%	24.0%	23.7%
Adjusted gross margin % (2)	26.6%	26.3%	26.1%	25.8%
(1)Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.
(2)Calculated as a percentage of home sales revenues.

Home Sales Revenues, Home Closings, Average Home Sales Price (ASP), Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended June 30, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$167,924	747	$224,798	34.0	7.3
Southeast	128,577	559	230,013	37.3	5.0
Northwest	56,369	153	368,425	11.3	4.5
West	60,592	236	256,746	15.3	5.1
Florida	68,140	310	219,806	18.0	5.7
Total	$481,602	2,005	$240,200	116.0	5.8

	Three Months Ended June 30, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$189,894	888	$213,845	33.3	8.9
Southeast	77,820	360	216,167	24.0	5.0
Northwest	78,996	214	369,140	11.0	6.5
West	66,933	248	269,891	13.0	6.4
Florida	48,187	234	205,927	11.7	6.7
Total	$461,830	1,944	$237,567	93.0	7.0

	Six Months Ended June 30, 2020
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$333,699	1,488	$224,260	34.0	7.3
Southeast	217,024	962	225,597	34.2	4.7
Northwest	158,317	426	371,636	11.8	6.0
West	119,077	472	252,282	15.0	5.2
Florida	108,212	492	219,943	17.3	4.7
Total	$936,329	3,840	$243,836	112.3	5.7

	Six Months Ended June 30, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$314,091	1,466	$214,250	32.7	7.5
Southeast	130,234	590	220,736	21.5	4.6
Northwest	115,250	313	368,211	11.0	4.7
West	112,750	427	264,052	12.2	5.8
Florida	77,099	376	205,051	11.3	5.5
Total	$749,424	3,172	$236,262	88.7	6.0

CONTACT:  Joshua Fattor, Vice President of Investor Relations
  (281) 210-2619
  InvestorRelations@LGIHomes.com